                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE:
For further information, please contact:      Investor Contact:
Nancy Udell, S.V.P., PR & Advertising         Tom Severson, S.V.P. &
(561) 682-4195                                Chief Financial Officer
Maria Dinoia, Senior Publicist                (561) 682-4115
(561) 682-4134                                Cheryl Scully, Dir., Treasury and
                                              Investor Relations
                                              (561) 682-4211 phone,
                                              (561) 659-3689 fax


                          PAXSON COMMUNICATIONS REPORTS
          FIRST QUARTER 2003 FINANCIAL RESULTS ACHIEVING FREE CASH FLOW


WEST PALM BEACH, FLORIDA -- PAXSON COMMUNICATIONS CORPORATION (AMEX-PAX) (the "Company" or "Paxson"), the owner and operator of the nation's largest broadcast television station group and the PAX TV network (the "Network") reaching 88% of U.S. households (approximately 94 million homes), today reported its unaudited financial results for the quarter ended March 31, 2003.

FINANCIAL HIGHLIGHTS:

o Gross revenues for the first quarter of 2003 increased 2.3% to $82.7 million compared to $80.8 million for the first quarter of 2002.
o The Company's EBITDA (as defined later in this press release) for the first quarter of 2003 was $17.9 million, an improvement of 137.4% compared to EBITDA of $7.5 million for the first quarter of 2002. The Company reported operating income of $20.5 million for the first quarter of 2003 compared to an operating loss of $7.0 million for the first quarter of 2002. The Company's operating income for the first quarter of 2003 includes a gain on sale of broadcast assets of $26.8 million.
o The Company generated $2.4 million of positive free cash flow (as defined later in this press release) for the first quarter of 2003, an improvement of $35.1 million compared to negative free cash flow of $32.7 million for the first quarter of 2002. The Company generated positive cash flow from operating activities of $7.8 million for the first quarter of 2003, an improvement of $28.4 million compared to negative $20.6 million in the first quarter of 2002. This marks the first quarter since the launch of the PAX TV Network that the Company has achieved positive cash flow from operating activities.
o In April 2003, the Company closed on previously announced sales of television stations serving the Portland-Auburn, ME, and St. Croix, U.S. Virgin Island markets as well as its partnership interest in WWDP-TV in Norwell, MA. The Company received aggregate cash proceeds from these transactions of $23.8 million. The sale of the Company's television station serving the Albuquerque, NM market for $20 million has received FCC approval and is expected to close during the second quarter of 2003. Upon completion of the Albuquerque sale, the Company will have raised $104.8 million, thereby exceeding its previously announced goal of raising $100 million in liquidity.

Gross revenues for the first quarter of 2003 increased 2.3% to $82.7 million compared to $80.8 million for the first quarter of 2002. Net revenues for the first quarter of 2003 increased 2.2% to $70.6 million compared to $69.1 million for first quarter of 2002. The Company's revenue improvements for the first quarter of 2003 reflect the strength of television station revenues during the period.

The Company's EBITDA for the first quarter of 2003 more than doubled to $17.9 million from $7.5 million for the first quarter of 2002. The Company's EBITDA improvement for the first quarter of 2003 was due to an increase in revenues combined with a significant reduction in operating expenses. This reduction in operating expenses during the first quarter of 2003 resulted from the consolidation of certain of the Company's business operations and headcount reductions that occurred during the fourth quarter of 2002. In addition, the Company has significantly reduced its programming expenses for the PAX TV Network through modifications in the programming schedule to air infomercial programming during day-time hours effective January 4, 2003.

The Company believes that operating income (loss) is the financial measure calculated and presented in accordance with generally accepted accounting principles ("GAAP") that is most directly comparable to EBITDA. The Company's operating income was $20.5 million for the first quarter of 2003 compared to an operating loss of $7.0 million for the first quarter of 2002. Included in this press release is a table set forth below under "Reconciliation of Non-GAAP Measures" that reconciles EBITDA with the Company's operating income (loss) as derived from the Company's financial statements. The net loss attributable to common stockholders for the first quarter of 2003 was $23.4 million or $0.35 per share compared to a net loss of $199.5 million or $3.08 per share for the first quarter of 2002. The net loss for the first quarter of 2002 includes an additional tax expense of $125.9 million to increase the Company's deferred tax asset valuation allowance resulting from the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

Paxson's Chairman and Chief Executive Officer, Lowell "Bud" Paxson, commented, "Our record first quarter financial results reflect the significant changes to our operating model implemented during the fourth quarter of last year. For the first time since the launch of the PAX TV Network, we generated positive free cash flow for the quarter of $2.4 million, an improvement of $35.1 million over the first quarter of 2002. I am very proud of our management team. Their efforts have allowed us to make significant progress in the first quarter towards achieving our goal of breakeven free cash flow for 2003."

Commenting on the outlook for the second quarter, Paxson Chief Financial Officer Tom Severson said, "Operation Iraqi Freedom had a moderating impact on our revenues for the beginning of the second quarter, however we are now seeing advertisers return to normal business practices. Accordingly, we currently expect our revenues for the second quarter of 2003 to be flat to slightly down compared to the second quarter of 2002, and as a result, we expect our second quarter EBITDA to be in the $12 million to $14 million range, compared to $3.5 million for the second quarter 2002. With our operating plan on target, over $90 million in cash on hand, growing by $20 million as we close on the sale of the Albuquerque station in the second quarter, and no maturing securities until 2006, we are well positioned to explore opportunities to remove the disparity that we believe exists between the true value of our broadcast platform and the current value being placed on our company by the market place."

BALANCE SHEET ANALYSIS:

The Company's cash and short-term investments increased during the quarter by $36.1 million to $78.9 million as of March 31, 2003. The increase in cash and short-term investments during the quarter primarily resulted from proceeds from the sale of the Company's Fresno, California television station. The Company's total debt increased $11.7 million during the quarter to $911.8 million as of March 31, 2003. The increase in total debt for the quarter resulted primarily from the accretion of interest associated with the Company's 12 1/4% senior subordinated discount notes as well as drawings under the Company's capital expenditures facility of $2.0 MILLION.


OTHER FINANCIAL DATA:
---------------------
(in thousands)

                                                            FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                           -----------------------
                                                             2003           2002
                                                           --------       --------
                                                                 (Unaudited)
EBITDA (a)                                                 $ 17,875       $  7,529
                                                           ========       ========
Operating income (loss)                                    $ 20,534       $ (6,975)
                                                           ========       ========
Program rights payments and deposits                       $ 13,187       $ 29,050
                                                           ========       ========
Payments for cable distribution rights                     $  1,500       $  2,278
                                                           ========       ========
Capital expenditures                                       $  5,354       $ 12,048
                                                           ========       ========
Free cash flow (b)                                         $  2,445       $(32,686)
                                                           ========       ========
Cash flows provided by (used in) operating activities      $  7,799       $(20,638)
                                                           ========       ========
Cash flows provided by (used in) investing activities      $ 33,303       $(24,638)
                                                           ========       ========
Cash flows (used in) provided by financing activities      $ (1,579)      $ 13,532
                                                           ========       ========



(a) "EBITDA" is defined as operating loss plus depreciation, amortization, stock-based compensation, programming net realizable value adjustments, restructuring charges, and time brokerage and affiliation fees minus gain (loss) on sale of television stations. EBITDA does not purport to represent operating income (loss) as reported in the Company's consolidated statements of operations or cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating the Company's operating performance. Management also believes EBITDA enhances an investor's understanding of the Company's results of operations because it measures the Company's operating performance exclusive of interest and other non-operating and non-recurring items as well as non-cash charges for depreciation, amortization and stock-based compensation. In addition, the Company has consistently provided this measurement in previous earnings releases and believes it is important to provide investors and other interested persons with a consistent basis for comparison between quarters. In evaluating EBITDA, investors should consider various factors including its relationship to the Company's reported operating income (loss) and cash flows from operating activities. Investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies and could be misleading unless all companies and analysts calculate such measures in the same manner. EBITDA is not indicative of the Company's cash flows from operations and therefore does not represent funds available for the Company's discretionary use.

(b) "Free cash flow" is defined as cash flows provided by (used in) operating activities minus capital expenditures. Free cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles, and should not be considered in isolation. Management believes the presentation of free cash flow is relevant and useful because free cash flow measures cash generated by (or used in) operations net of funds required for capital reinvestment and is a measurement industry analysts utilize when evaluating the Company's operating performance.

RECONCILIATION OF NON-GAAP MEASURES

EBITDA is not a performance measure in accordance with GAAP and the use of EBITDA is not meant to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between EBITDA (a non-GAAP financial measure) and operating income (loss) (the GAAP financial measure that the Company believes is most directly comparable to EBITDA):
(in thousands)

                                                                   FOR THE THREE MONTHS
                                                                       ENDED MARCH 31,
                                                                 -----------------------
                                                                   2003            2002
                                                                 --------       --------
                                                                       (Unaudited)
Operating income (loss) ...................................      $ 20,534       $ (6,975)
Add: Depreciation and Amortization ........................        14,570         12,638
Add: Adjustment of Programming to Net Realizable Value ....         1,066             --
Add: Stock Based Compensation .............................         7,414          1,333
Add: Time Brokerage and Affiliation Fees ..................         1,101            935

Less: Restructuring Credits ...............................           (21)          (402)
Less: Gain on sale of broadcast assets ....................       (26,789)            --
                                                                 --------       --------

EBITDA  ...................................................      $ 17,875       $  7,529
                                                                 ========       ========


The Company is unable to estimate its operating income for the second quarter of 2003 because information relating to the timing and amount of future gains on the sale of broadcast assets, adjustments of programming to net realizable value or restructuring charges is not accessible on a forward-looking basis, and the probable significance of this information is therefore not determinable. However, the Company can estimate depreciation and amortization which is expected to be approximately $13 million for the second quarter of 2003, stock based compensation which is expected to be approximately $1 million for the second quarter of 2003 and time brokerage and affiliation fees which are expected to be approximately $1 million for the second quarter of 2003.

Free cash flow is not a performance measure in accordance with GAAP and the use of free cash flow is not meant to replace or supersede any information presented in accordance with GAAP. The following table provides a reconciliation between free cash flow (a non-GAAP financial measure) and cash flows provided by (used in) operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow):
(in thousands)

                                                                  FOR THE THREE MONTHS
                                                                    ENDED MARCH 31,
                                                                 ----------------------
                                                                   2003          2002
                                                                 --------      --------
                                                                      (Unaudited)
Cash flows provided by (used in) operating activities .....      $  7,799       $(20,638)
Less: capital expenditures ................................        (5,354)       (12,048)
                                                                 --------       --------
Free cash flow ............................................      $  2,445       $(32,686)
                                                                 ========       ========


FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the Company's estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events are generally forward-looking statements.

The Company's actual results may differ materially from its estimates. Whether actual results, events and developments will conform with the Company's expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond the control of the Company. Among the risks and uncertainties which could cause the Company's actual results to differ from those contemplated by its forward-looking statements are the risk that the Company may not be able to successfully develop its television operations to the point where these operations generate sufficient cash flow to enable the Company to meet its financial obligations, including the financial covenants under its senior credit facility; the restrictions on the Company's ability to pursue strategic alternatives arising under the Company's agreements with NBC; the Company's high level of indebtedness and redeemable preferred stock and significant debt service requirements; the effects of government regulations and changes in the laws affecting the Company's business; industry and economic conditions; and the risks and uncertainties contained in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

The Company is providing public dissemination through this press release of certain estimates for its second quarter 2003 financial performance. The Company expressly disclaims any current intention to update its estimates.

PAXSON CONFERENCE CALL:

The senior management of Paxson will hold a conference call to discuss the Company's first quarter results on Wednesday, May 14, 2003 at 5:30 p.m. EST. To access the teleconference, please dial 877-779-7419 (U.S.), 210-234-0245 (Int'l), passcode "Paxson", ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of the Company's website, located at www.pax.tv/investors. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through May 16, 2003, which can be accessed by dialing 888-562-0228 (U.S.) or 402-998-1411 (Int'l), after which time the information in the webcast, including the Company's estimates of second quarter financial performance, should not be relied upon. The webcast will also be archived on the Company's website for twelve months following the conference call.

ABOUT PAXSON COMMUNICATIONS CORPORATION:

Paxson Communications Corporation owns and operates the nation's largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 88% of U.S. television households (approximately 94 million homes) via nationwide broadcast television, cable and satellite distribution systems. PAX TV's original series include, "Sue Thomas: F.B.Eye," starring Deanne Bray, "Doc," starring recording artist Billy Ray Cyrus and "Just Cause" starring Richard Thomas and Lisa Lackey. Other original PAX series include "It's A Miracle" and "Candid Camera." For more information, visit PAX TV's website at www.pax.tv.

                        PAXSON COMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (in thousands except share and per share data)

                                                                    FOR THE THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                -------------------------------
                                                                     2003               2002
                                                                ------------       ------------
                                                                           (Unaudited)
REVENUES:
Gross revenues ...........................................      $     82,678       $     80,781
Less: agency commissions .................................           (12,076)           (11,706)
                                                                ------------       ------------
Net revenues .............................................            70,602             69,075
                                                                ------------       ------------

EXPENSES:
Programming and broadcast operations .....................            12,602             12,958
Program rights amortization ..............................            13,022             18,969
Selling, general and administrative ......................            27,103             29,619
Time brokerage and affiliation fees ......................             1,101                935
Stock-based compensation .................................             7,414              1,333
Adjustment of programming to net realizable value ........             1,066                 --
Restructuring credits ....................................               (21)              (402)
Depreciation and amortization ............................            14,570             12,638
                                                                ------------       ------------
Total operating expenses .................................            76,857             76,050
                                                                ------------       ------------
Gain on sale of broadcast assets .........................            26,789                 --
                                                                ------------       ------------
Operating income (loss) ..................................            20,534             (6,975)
                                                                ------------       ------------

OTHER INCOME (EXPENSE):
Interest expense .........................................           (22,125)           (19,659)
Interest income ..........................................               878                496
Other expenses, net ......................................               (23)              (571)
Loss on extinguishment of debt ...........................                --            (17,552)
Gain on modification of program rights obligations .......               603                233
                                                                ------------       ------------
Loss before income taxes .................................              (133)           (44,028)
Income tax provision .....................................               (52)          (125,903)
                                                                ------------       ------------
Net loss .................................................              (185)          (169,931)
Dividends and accretion on redeemable preferred stock ....           (23,262)           (29,531)
                                                                ------------       ------------
Net loss attributable to common stockholders .............      $    (23,447)      $   (199,462)
                                                                ============       ============

Basic and diluted loss per common share ..................      $      (0.35)      $      (3.08)
                                                                ============       ============

Weighted average shares outstanding ......................        66,799,581         64,758,512
                                                                ============       ============
